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                                                                   EXHIBIT 10.21

                                 April 19, 2001


Mr. Daniel T. Tacone
119 Setters Drive
Naperville, IL  60565


Dear Dan:

   We are pleased to provide you with a relocation package, whereby the Company will agree (i) to reimburse you up to $15,000 for certain actual incurred moving expenses, identified below, to help you with your move to Los Angeles and (ii) to reimburse you for certain expenses associated with the sale of your home which you have already incurred. The following expenses are considered reimbursable moving expenses, with valid receipts:

        -  Temporary housing accommodations

        -  Packing and shipping of household items

        -  Shipping of automobiles

Moving expenses incurred prior to December 31, 2002, are reimbursable provided that receipts for such expenses are submitted no later than February 29, 2003.

   Immediately upon your execution of this letter, and execution of the promissory note attached hereto (the "Note"), the Company will pay you $44,500.00 as reimbursement for expenses, which you have already incurred, for the sale of your home. Each year on April 19, beginning April 19, 2002, the Company will reduce the principal amount due under the Note by twenty percent provided that you have not voluntarily terminated your employment with the Company as of such date. Should you decide to terminate your employment with the Company prior to April 19, 2006, the principal amount remaining due under the Note as of such time shall become immediately due and payable. You agree that such remaining principal amount may be deducted from any wages, vacation pay, bonuses or commissions due to you at the time you terminate your employment. If the Company terminates your employment at any time the Note shall become null and void. The Company agrees that it will not make demand for payment of the Note so long as you do not terminate your employment with the Company. If you have not voluntarily terminated your employment as of April 19, 2006, the Company will void the Note.

   If you are in agreement with the foregoing, please sign this letter in the space provided below and sign the attached Note.


                                          Best regards,




                                          Christopher K. Poole
                                          Chairman and Chief Executive Officer




________________________
Daniel E. Tacone

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                                 PROMISSORY NOTE


$44,500.00                                      Los Angeles, California
                                                April 19, 2001



      FOR VALUE RECEIVED, the receipt of which is hereby acknowledged, DAN TACONE (the "Maker") promises to pay on demand to the order of ELITE INFORMATION SYSTEMS, INC. (the "Payee"), its successors and assigns, the principal sum of Forty Four Thousand Five Hundred Dollars ($44,500.00), without interest.

      Payment under this Note is due and payable in Los Angeles, California, at such location, as Payee shall determine.

      The Maker waives protest, presentment, notice of dishonor and notice of acceleration or maturity and agrees to continue to remain bound for the payment of principal and all other sums due under this Note not withstanding any change or changes by way of any extension or extensions of time for the payment of principal.

      This Note may not be modified, amended, extended, renewed, released or terminated orally.

      This Note has been executed and delivered within the State of California and shall be governed by and construed in accordance with the internal laws and judicial decisions of California.

      The Maker agrees that the Payee may enforce its rights hereunder in any court of competent jurisdiction in Los Angeles County, California. The Maker does not hereby waive its right to remove any such claim to federal court.

      IN WITNESS WHEREOF, the Maker has caused their Note to be executed as of the date hereof.




                                          ______________________________________
                                          Daniel E. Tacone                  Date